Exhibit 10.5

December 19, 2007

Peter Maloney

[Address]

Dear Peter,

I am delighted that you are interested in joining the talented team of people at E2open, Inc. (the “Company”). We are pleased to offer you the position of Chief Financial Officer reporting to Greg Clark, Chief Executive Officer. The salary for this position is $12,500 (“Salary”), paid semi-monthly. As a Company employee, you are also eligible to receive employee benefits available to employees at your position under the Company’s benefit programs.

Stock Options

We will recommend to the Board of Directors subsequent to your date of hire that you be granted an option (“New Hire Option”) to purchase four million nine hundred and sixty-one thousand nine hundred and fifty (4,961,950) shares at a price equal to the fair market value per share on the date of grant, as determined by the Company’s Board of Directors. We will recommend that your options vest over four years as follows: 25% of the shares shall vest at the end of your first full year of employment and 1/48th of the shares shall vest at the end of each calendar month thereafter. Although a recommendation will be made, final authority and approval rests with the Board of Directors.

Accelerated Vesting of Stock Options – Termination of Employment Following Change of Control

We will recommend to the Board of Directors that 100% of the then-unvested, unexpired portion of your New Hire Option be accelerated upon the termination of your employment from the Company without “Cause” or for “Good Reason” if such termination occurs within twelve months following a Change of Control Transaction. “Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee, (ii) your being convicted of, or accepting a plea of “guilty” or “no contest” to, a felony under the laws of the U.S. or any state thereof, (iii) a willful act by you which constitutes gross misconduct and which is materially injurious to the Company, or (iv) a willful act by you that constitutes (A) a material breach of a material provision of any agreement between you and the Company or (B) a material failure to comply with the Company’s written policies or rules, in each case under this clause (iv) if such breach or failure has not been cured by you within 30 days after written notification by the Company to you of such breach or failure. “Good Reason” means your written voluntary resignation within sixty (60) days following (i) a material reduction in your level of responsibility to which you have not consented, including a change in your position or status to a position that is not at the executive officer level of CFO or above with the successor; (ii) a reduction of greater than ten percent (10%) of your then current Salary unless a commensurate reduction is made for all executive officers of the Company; (iii) an order to report financial results illegally or not consistent with generally accepted accounting principles or with the Sarbanes-Oxley Act of 2002; or (iv) relocation of your principal place of employment by more than 50 miles.

For purposes of this letter, “Change of Control Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, exclusive license or disposition by the Company of all or substantially all of the Company’s assets; provided, however, that a “Change of Control” shall not include a transaction that only changes the state of the Company’s incorporation.

At-Will Employment

Your employment with the Company will be voluntarily entered into and will be for no specified period, also known as “at-will” employment. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. We request that, in the event of resignation, you give the Company at least two weeks notice. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without cause or advance notice.

Employment Eligibility

This employment offer is contingent upon the successful completion of the Company’s background and reference checks. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Other

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided and return it to me at the address listed below. A duplicate original is enclosed for your records. Upon acceptance of our offer, your first day of employment will be within thirty (30) days of the date of this letter, unless otherwise indicated below. You will be required to sign the Company’s current form of Proprietary Information Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you. This offer of employment will terminate if not accepted, signed and returned by close of business on December 26, 2007, unless the Company agrees to employ your services after such expiration date.

Again, I am excited about working together and making E2open, Inc. a major success for all employees and shareholders.

Sincerely,

/s/ Amy Reichanadter Amy Reichanadter
Senior Vice President, Human Resources
E2open, Inc.

Agreed to and accepted:

/s/ Peter Maloney
Peter Maloney

Date:	12/26/07	Anticipated Start Date:	January 31, 2008